Rule 424(b)(2)
                                                         File Nos. 333-18395 and
                                                                   333-41123


                              PUBLIC STORAGE, INC.

                      Supplement Dated February 3, 1998 to
                        Prospectus Dated January 13, 1998


         The information contained in the Prospectus is supplemented by the following:

         The Company is hereby offering to sell to Colony PSA, LLC (the "Purchaser") 2,619,893 shares of Common Stock for an aggregate cash price of $75,217,742. The Purchaser would agree not to sell or otherwise dispose of any of the 2,619,893 shares for a period of one year.

         This supplement supersedes in its entirety the supplement dated January 13, 1998.